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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 7, 2013
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

California Public Utilities Commission (“CPUC”) – Gas Safety Citation

On November 5, 2013, the CPUC’s Safety and Enforcement Division (“SED”) issued a citation to Pacific Gas and Electric Company (“Utility”) and assessed a fine of $8.1 million based on the Utility’s self-reported violations of certain federal natural gas regulations.  In March 2013, the Utility determined that one of its contractors for a pipeline project was not performing radiographic assessments (a technique similar to an X-ray) of gas pipeline girth welds in compliance with applicable rules and standards related to nondestructive testing.  The Utility reported these findings to the CPUC in March 2013, terminated all further inspections by the contractor involved in the project, and re-examined the welds that had been previously inspected by this contractor for the project.

In issuing the citation, the SED noted that while it does not have evidence indicating any immediate safety threats associated with the noncompliant weld testing, the SED stated that “it is imperative that the past noncompliance issue is corrected by [the Utility] and all future work performed is fully compliant with all applicable codes and standards.”  In a related press release, the SED also criticized the Utility’s quality controls  and stated that “serious lapses in management will not be tolerated.”  The SED announced that it is conducting an investigation of the Utility’s nondestructive testing practices and could issue additional citations depending on the results of its investigation.  The SED has directed the Utility to take several actions to provide additional assurance that there are no safety threats associated with this noncompliance matter.  The Utility will submit a quality assurance plan to the CPUC that addresses the work of all firms it has retained for radiographic testing and will take other measures outlined by the CPUC, both to ensure public safety and public confidence in the quality control process.

The SED is expected to impose fines or take enforcement action with respect to some of the Utility’s other self-reported violations of certain natural gas safety regulations that the SED has not yet addressed.

Orders to Show Cause (“OSC”) Issued in the Natural Gas Pipeline Rulemaking Proceeding

As previously disclosed, in August 2013, the CPUC issued two OSCs related to a document submitted by the Utility on July 3, 2013 as “errata” to correct information about some segments in Lines 101 and 147 (two of the Utility’s natural gas transmission pipelines that serve the San Francisco peninsula) that had been previously provided to the CPUC in October 2011 to allow the Utility to restore operating pressure on these pipelines.  On October 30, 2013, a CPUC administrative law judge (“ALJ”) issued a proposed decision regarding the OSC that ordered the Utility to show cause why it should not be penalized for violating CPUC rules that prohibit any person from misleading the CPUC in connection with the errata submission.  The ALJ recommended that fines of $6.75 million be imposed on the Utility.  On November 4, 2013, a CPUC Commissioner issued an alternate proposed decision recommending that the Utility be fined $17.25 million.

Both the proposed decision issued by the ALJ and the alternate proposed decision state that the Utility violated CPUC rules by not “correcting promptly a material misstatement of fact” in the Utility’s October 2011 filing with the CPUC and by mischaracterizing the July 2013 errata submission as a “routine and non-substantive correction.”  In the alternate proposed decision, the CPUC Commissioner made assertions regarding “deliberate and calculated dishonesty” by the Utility and in an accompanying press release stated that actions of senior management “were a clear attempt to conceal or obfuscate the facts on important matters involving the public’s trust.”  On November 6, 2013, PG&E Corporation’s Chairman and Chief Executive Officer issued a public statement that states “we take the concerns that [the Commissioner] has expressed seriously" and announced that he has requested the Audit Committee of the Utility’s Board of Directors to perform an independent review of the CPUC Commissioner’s assertions.

Comments by parties on the proposed decision are due on November 19, 2013, and comments on the alternate proposed decision are due on November 25, 2013.  The CPUC is scheduled to issue a final decision regarding the OSC on December 5, 2013.  It is uncertain when the CPUC will issue a decision on the other OSC that directed the Utility to show cause why all orders issued by the CPUC to authorize increased operating pressure on the Utility’s gas transmission pipelines should not be immediately suspended pending competent demonstration that the Utility’s natural gas system records are reliable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: November 7, 2013	By:	KENT M. HARVEY
Kent M. Harvey Senior Vice President and Chief Financial Officer (PG&E Corporation)

PACIFIC GAS AND ELECTRIC COMPANY

Dated: November 7, 2013	By:	KENT M. HARVEY
Kent M. Harvey Senior Vice President, Financial Services (Pacific Gas and Electric Company)